Exhibit 99.1
Limoneira Company Announces Third Quarter Fiscal Year 2023 Financial Results

Brokered Lemons and Other Lemon Sales Grew 76% to $8.8 Million Compared to Prior Year and Company Achieved $5.4 Million in Farm Management Revenue in Third Quarter of Fiscal Year 2023

Company Successfully Capitalized on Water Fallowing Conservation Program in Yuma, Arizona; Expects to Receive Approximately $1.3 Million Annually from the Program

Company Reiterates Avocado Volume Guidance and Updates Lemon Volume Guidance for Fiscal Year 2023

Company Anticipates Year-Over-Year Pricing Improvement in Fresh Lemons in Fourth Quarter of Fiscal Year 2023

SANTA PAULA, Calif.-- (BUSINESS WIRE) – September 7, 2023 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the third quarter ended July 31, 2023.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “The success of our strategic shift towards an “asset-lighter” business model is evident in our third quarter results with brokered lemons and other lemon sales growing 76% year-over-year to $8.8 million and achieving farm management revenue of $5.4 million. Additionally, we continue to make headway monetizing water assets with the recently announced water fallowing program in Yuma, Arizona for expected annual proceeds of $1.3 million. We anticipate the sale of our two remaining identified non-strategic assets in the next nine months. Over the past year, we have worked to identify and eliminate unproductive or unprofitable parts of our business including the sale of non-strategic assets, exiting farming operations in Cadiz and terminating our long-term pension plan – all of which we expect to dramatically improve our margins starting in fiscal year 2024.”

Mr. Edwards continued, “Our third quarter results were impacted by lower lemon pricing and lower fresh utilization rates as a result of the heavy rains in California throughout December until May, which delayed a portion of our lemon harvest by two months and led to an industry-wide pest issue that lowered the grade on certain fruit. As a result, lemon pricing remained pressured throughout the quarter. However, as of the beginning of August lemon pricing has steadily been increasing for all grades and sizes with prices up compared to the last few years and at the highest level since 2018. We believe this positions us very well for expected higher lemon pricing in fiscal year 2024.”

Fiscal Year 2023 Third Quarter Results

For the third quarter of fiscal year 2023, total net revenue was $52.5 million, compared to total net revenue of $58.9 million in the third quarter of the previous fiscal year. Agribusiness revenue was $51.1 million, compared to $57.6 million in the third quarter of last fiscal year. Other operations revenue was $1.4 million compared to $1.3 million in the third quarter of fiscal year 2022.

Agribusiness revenue for the third quarter of fiscal year 2023 includes $24.2 million in fresh lemon sales, compared to $27.8 million of fresh lemon sales during the same period of fiscal year 2022. Approximately 1.4 million cartons of U.S. packed fresh lemons were sold in aggregate during the third quarter of fiscal year 2023 at a $17.92 average price per carton, compared to approximately 1.5 million cartons sold at a $18.39 average price per carton during the third quarter of fiscal year 2022. Brokered lemons and other lemon sales were $8.8 million and $5.0 million, for the third quarter of fiscal years 2023 and 2022, respectively.

The Company recognized $3.5 million of avocado revenue in the third quarter of fiscal year 2023, compared to $12.6 million in the same period last fiscal year. Approximately 2.8 million pounds of avocados were sold in aggregate during the third quarter of fiscal year 2023 at a $0.99 average price per pound, compared to approximately 5.7 million pounds sold at a $2.21 average price per pound during the third quarter of fiscal year 2022.

The Company recognized $1.3 million of orange revenue in the third quarter of fiscal year 2023, compared to $3.7 million in the same period of fiscal year 2022. Approximately 71,000 cartons of oranges were sold during the third quarter of fiscal year 2023 at a $18.17 average price per carton, compared to approximately 209,000 cartons sold at a $17.88 average price per carton during the third quarter of fiscal year 2022. The decline in volume was primarily due to the sale of the Northern Properties in the first quarter of fiscal year 2023. Specialty citrus and other revenue was $1.9 million for the third quarter of fiscal year 2023, compared to $1.1 million in the same period of fiscal year 2022.

Total costs and expenses for the third quarter of fiscal year 2023 were $54.0 million, compared to $47.9 million in the third quarter of last fiscal year. The increase of $6.1 million was primarily due to increases in growing and packing costs, partially offset by decreases in third-party grower and supplier costs and depreciation and amortization.

Operating loss for the third quarter of fiscal year 2023 was $1.5 million, compared to operating income of $11.1 million in the third quarter of the previous fiscal year, primarily due to lower avocado volume and pricing.

Net loss applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2023 was $1.3 million, compared to net income applicable to common stock of $7.3 million in the third quarter of fiscal year 2022. Net loss per diluted share for the third quarter of fiscal year 2023 was $0.07, compared to net income per diluted share of $0.40 for the same period of fiscal year 2022.

Adjusted net income for diluted EPS in the third quarter of fiscal year 2023 was $0.4 million or $0.02 per diluted share, compared to the third quarter of fiscal year 2022 of $7.9 million or $0.43 per diluted share, based on approximately 17.6 million and 18.3 million, respectively, adjusted weighted average diluted common shares outstanding. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted net income (loss) for diluted EPS is provided at the end of this release.

Adjusted EBITDA was $2.8 million in the third quarter of fiscal year 2023, compared to $14.8 million in the same period of fiscal year 2022. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted EBITDA is provided at the end of this release.

Fiscal Year 2023 First Nine Months Results

For the nine months ended July 31, 2023, revenue was $138.5 million, compared to $144.9 million in the same period last fiscal year. Operating income for the first nine months of fiscal year 2023 was $20.5 million, compared to operating income of $4.1 million in the same period last fiscal year. Net income applicable to common stock was $12.5 million for the first nine months of fiscal year 2023, compared to net income applicable to common stock of $2.0 million in the same period last fiscal year. Net income per diluted share for the first nine months of fiscal year 2023 was $0.69, compared to a net income per diluted share of $0.11 in the same period of fiscal year 2022.

For the first nine months of fiscal year 2023, adjusted net loss for diluted EPS was $5.0 million compared to adjusted net income for diluted EPS of $4.0 million for the same period in fiscal year 2022. In the first nine months of fiscal year 2023, adjusted net loss per diluted share was $0.28 compared to adjusted net income per diluted share of $0.23 for the same period in fiscal year 2022, based on approximately 17.6 million and 17.5 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the nine months ended July 31, 2023, net cash used in operating activities was $12.6 million, compared to net cash provided by operating activities of $10.9 million in the same period of the prior fiscal year. Net cash provided by investing activities was $92.4 million for the nine months ended July 31, 2023, compared to net cash used in investing activities of $5.3 million in the same period last fiscal year. For the nine months ended July 31, 2023, net cash used in financing activities was $69.6 million, compared to net cash used in financing activities of $4.8 million in the prior fiscal year.

On January 31, 2023, the Company sold its Northern Properties, which resulted in total net proceeds of $98.4 million. The proceeds were used to pay down all of the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of July 31, 2023, was $40.7 million, compared to $104.1 million at the end of fiscal year 2022. Debt levels as of July 31, 2023, less $11.0 million of cash on hand, resulted in a net debt position of $30.2 million at quarter end.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. At the end of fiscal year 2022, the joint venture had closed the sales of lots representing 586 residential units, thus concluding lot sales in Phase 1 of the development.

In October 2022, the Company contributed 17 acres, known as the East Area I retained property, to a newly formed development entity, LLCB II, LLC, to potentially develop additional residential units and sold a 50% interest to Lewis for approximately $7.9 million in net cash proceeds.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

Updated Guidance

The Company’s food service business and industry logistics continue to experience slowdown due to supply chain and inflationary pressures on a global basis.

The Company now expects fresh lemon volumes to be in the range of 4.7 million to 5.0 million cartons for fiscal year 2023, compared to previous guidance of 5.0 million to 5.4 million cartons. The Company achieved avocado volume of approximately 3.8 million pounds in fiscal year 2023 compared to previous guidance of 3.0 million to 4.0 million pounds.

The Company expects to receive total proceeds of $115 million from Harvest at Limoneira, LLCB II and East Area II spread out over seven fiscal years, with approximately $8 million received in fiscal year 2022.

Harvest at Limoneira Cash Flow Projections

Fiscal Year	2022 Actual	2023	2024	2025	2026	2027	2028
Projected Distributions	$8 Million	$5 Million	$8 Million	$17 Million	$25 Million	$30 Million	$22 Million

The Company has 700 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on September 7, 2023, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through September 21, 2023, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 13740482.

About Limoneira Company

Limoneira Company, a 130-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,100 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	July 31, 2023	October 31, 2022
Assets
Current assets:
Cash	$11,007	$857
Accounts receivable, net	18,067	15,651
Cultural costs	2,618	8,643
Prepaid expenses and other current assets	6,117	8,496
Receivables/other from related parties	5,229	3,888
Total current assets	43,038	37,535
Property, plant and equipment, net	162,836	222,628
Real estate development	9,967	9,706
Equity in investments	73,425	72,855
Goodwill	1,524	1,506
Intangible assets, net	6,996	7,317
Other assets	14,887	16,971
Total assets	$312,673	$368,518

Liabilities, Convertible Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$8,985	$10,663
Growers and suppliers payable	7,604	10,740
Accrued liabilities	8,392	11,060
Payables to related parties	4,704	4,860
Income taxes payable	7,175	219
Current portion of long-term debt	435	1,732
Total current liabilities	37,295	39,274
Long-term liabilities:
Long-term debt, less current portion	40,735	104,076
Deferred income taxes	22,363	23,497
Other long-term liabilities	6,079	9,807
Total liabilities	106,472	176,654
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2023 and October 31, 2022) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2023 and October 31, 2022) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2023 and October 31, 2022)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,229,887 and 17,935,292 shares issued and 17,978,910 and 17,684,315 shares outstanding at July 31, 2023 and October 31, 2022, respectively)	180	177
Additional paid-in capital	167,925	165,169
Retained earnings	23,945	15,500
Accumulated other comprehensive loss	(4,496)	(7,908)
Treasury stock, at cost, 250,977 shares at July 31, 2023 and October 31, 2022	(3,493)	(3,493)
Noncontrolling interest	11,330	11,609
Total stockholders' equity	195,391	181,054
Total liabilities, convertible preferred stock and stockholders' equity	$312,673	$368,518

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Net revenues:
Agribusiness	$51,092	$57,594	$134,296	$141,046
Other operations	1,405	1,329	4,172	3,901
Total net revenues	52,497	58,923	138,468	144,947
Costs and expenses:
Agribusiness	46,845	41,463	126,275	120,306
Other operations	1,034	1,127	3,281	3,294
Loss (gain) on disposal of assets, net	1,545	242	(29,199)	503
Gain on legal settlement	—	—	(2,269)	—
Selling, general and administrative	4,622	5,031	19,907	16,756
Total costs and expenses	54,046	47,863	117,995	140,859
Operating (loss) income	(1,549)	11,060	20,473	4,088
Other (expense) income:
Interest income	178	6	248	54
Interest expense, net of patronage dividends	(241)	(772)	(417)	(1,253)
Equity in earnings of investments, net	199	331	514	681
Other (expense) income, net	(215)	13	(2,627)	106
Total other expense	(79)	(422)	(2,282)	(412)
(Loss) income before income tax benefit (provision)	(1,628)	10,638	18,191	3,676
Income tax benefit (provision)	378	(3,313)	(5,537)	(1,385)
Net (loss) income	(1,250)	7,325	12,654	2,291
Net loss attributable to noncontrolling interest	87	52	201	129
Net (loss) income attributable to Limoneira Company	(1,163)	7,377	12,855	2,420
Preferred dividends	(125)	(125)	(376)	(376)
Net (loss) income applicable to common stock	$(1,288)	$7,252	$12,479	$2,044

Basic net (loss) income per common share	$(0.07)	$0.41	$0.70	$0.11

Diluted net (loss) income per common share	$(0.07)	$0.40	$0.69	$0.11

Weighted-average common shares outstanding-basic	17,621	17,529	17,597	17,481
Weighted-average common shares outstanding-diluted	17,621	18,334	18,381	17,481

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, named executive officer cash severance, pension settlement cost, loss (gain) on disposal of assets, net, cash bonus related to the sale of assets and gain on legal settlement are important measures to evaluate our results of operations between periods on a more comparable basis. Adjusted EBITDA in previous periods did not exclude stock-based compensation which has now been excluded as management believes this is a better representation of cash generated by operations and is consistent with peer company reporting. Adjusted EBITDA for prior periods has been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Net (loss) income attributable to Limoneira Company	$(1,163)	$7,377	$12,855	$2,420
Interest income	(178)	(6)	(248)	(54)
Interest expense, net of patronage dividends	241	772	417	1,253
Income tax (benefit) provision	(378)	3,313	5,537	1,385
Depreciation and amortization	2,019	2,469	6,510	7,432
EBITDA	541	13,925	25,071	12,436
Stock-based compensation	756	618	2,785	1,993
Named executive officer cash severance	—	—	—	432
Pension settlement cost	—	—	2,741	—
Loss (gain) on disposal of assets, net	1,545	242	(29,199)	503
Cash bonus related to sale of assets	—	—	2,000	—
Gain on legal settlement	—	—	(2,269)	—
Adjusted EBITDA	$2,842	$14,785	$1,129	$15,364

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net income (loss) for diluted EPS (in thousands, except per share data):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2023	2022	2023	2022
Net (loss) income attributable to Limoneira Company	$(1,163)	$7,377	$12,855	$2,420
Effect of preferred stock and unvested, restricted stock	(152)	(79)	(439)	(418)
Stock-based compensation	756	618	2,785	1,993
Named executive officer cash severance	—	—	—	432
Pension settlement cost	—	—	2,741	—
Loss (gain) on disposal of assets, net	1,545	242	(29,199)	503
Cash bonus related to sale of assets	—	—	2,000	—
Gain on legal settlement	—	—	(2,269)	—
Tax effect of adjustments at federal and state rates	(628)	(251)	6,539	(853)
Adjusted net income (loss) for diluted EPS	$358	$7,907	$(4,987)	$4,077

Diluted net (loss) income per common share	$(0.07)	$0.40	$0.69	$0.11
Adjusted diluted net income (loss) per common share	$0.02	$0.43	$(0.28)	$0.23

Weighted-average common shares outstanding - diluted	17,621	18,334	18,381	17,481
Effect of preferred stock	—	—	(784)	—
Adjusted weighted-average common shares outstanding - diluted	17,621	18,334	17,597	17,481

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended July 31, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$33,585	$5,472	$—	$3,462	$8,573	$51,092
Intersegment revenue	—	9,684	(9,684)	—	—	—
Total net revenues	33,585	15,156	(9,684)	3,462	8,573	51,092
Costs and expenses	30,758	13,140	(9,684)	3,030	7,866	45,110
Depreciation and amortization	—	—	—	—	—	1,735
Operating income (loss)	$2,827	$2,016	$—	$432	$707	$4,247

	Agribusiness Segment Information for the Three Months Ended July 31, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$33,823	$6,337	$—	$12,578	$4,856	$57,594
Intersegment revenue	—	9,696	(9,696)	—	—	—
Total net revenues	33,823	16,033	(9,696)	12,578	4,856	57,594
Costs and expenses	32,600	11,953	(9,696)	3,154	1,280	39,291
Depreciation and amortization	—	—	—	—	—	2,172
Operating income (loss)	$1,223	$4,080	$—	$9,424	$3,576	$16,131

Lemons	Q3 2023	Q3 2022	Lemon Packing	Q3 2023	Q3 2022
United States:			Cartons packed and sold	1,352	1,512
Acres harvested	2,300	3,600	Revenue	$15,156	$16,033
Limoneira cartons sold	758	817	Direct costs	13,140	11,953
Third-party grower cartons sold	594	695	Operating income	$2,016	$4,080
Average price per carton	$17.92	$18.39
			Avocados	Q3 2023	Q3 2022
Chile:			Pounds sold	2,822	5,694
Lemon revenue	$500	$400	Average price per pound	$0.99	$2.21
40-pound carton equivalents	292	87
			Other Agribusiness	Q3 2023	Q3 2022
Other:			Orange cartons sold	71	209
Lemon shipping and handling	$5,500	$6,300	Average price per carton	$18.17	$17.88
Lemon by-product sales	$600	$1,100	Specialty citrus cartons sold	70	61
Brokered fruit and other lemon sales	$8,300	$4,600	Average price per carton	$25.88	$18.34
			Farm management	$5,383	$—
Agribusiness costs and expenses	Q3 2023	Q3 2022
Packing costs	$13,780	$12,463
Harvest costs	6,189	6,219
Growing costs	10,566	4,965
Third-party grower and supplier costs	14,575	15,644
Depreciation and amortization	1,735	2,172
Agribusiness costs and expenses	$46,845	$41,463